EXHIBIT 3.1

                     ARTICLES OF INCORPORATION OF VERSATILE
                               ENTERTAINMENT, INC.


                                        I

         The name of this corporation is Versatile Entertainment, Inc.

                                       II

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                       III

         The name and address in the State of California of this corporation's initial agent for service of process is:

                           Daniel Guez

                           5804 E. Slauson Avenue

                           Commerce, CA 90040


                                       IV

         This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100.


                                        V

         This corporation is a CLOSE CORPORATION. All of the corporation's issued shares of stock, of all classes, shall be held of accord by not more than 10 persons.



                                             /s/ Deborah E. Greaves
                                             --------------------------------
                                             Deborah E. Greaves, Incorporator